UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
(March 1, 2018)

Diversicare Healthcare Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is being filed by Diversicare Healthcare Services, Inc. (the “Company”) to amend and supplement the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2018 (the “Original Report”), reporting the appointment of Ms. Leslie Morgan and Mr. Ben Leedle to the Board of Directors of the Company. This Amendment does not otherwise amend, update or change any other disclosure contained in the Original Report and should be read in conjunction with the Original Filing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Effective March 2, 2018, the Board of Directors increased the size of the Board from seven to eight directors, which coupled with Mr. Olson's death created two vacancies. The Board appointed Ben R. Leedle, Jr. and Leslie K. Morgan as new Directors, effective March 2, 2018, filling the vacancies. As of that date, Ms. Morgan and Mr. Leedle had not been named to any committees of the Board of Directors. This amendment to the Original Filing is being filed to report that Ms. Morgan has been appointed to serve on the Audit Committee and the Risk Management Committee and Mr. Leedle has been appointed, to serve on the Audit Committee and the Compensation Committee. The Board of Directors of the Company has determined that both Ms. Morgan and Mr. Leedle satisfy all applicable requirements to serve on the respective committees, including without limitation the applicable requirements of the Nasdaq Stock Exchange and the Securities Exchange Act of 1934, as amended. Ms. Morgan and Mr. Leedle will be compensated for committee meetings attended as provided to all committee members and as described in the Company’s proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diversicare Healthcare Services, Inc.

By: /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date:    May 7, 2018